UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): November 6, 2009

China Marine Food Group Limited
(Exact name of Registrant as specified in its charter)

NEVADA	333-40790	87-0640467
(State of incorporation	(Commission file number)	(I.R.S. employer identification number)
or organization)

Da Bao Industrial Zone, Shishi City Fujian, China (Address of principal executive offices)	36700 (Zip code)

Registrant’s telephone number, including area code: 85-595-8898-7588

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events (Auction Confirmation Letter Regarding Purchase of A Land Use Right)

On November 6, 2009, the Registrant’s wholly-owned subsidiary, Shishi Huabao Mingxiang Foods Co., Ltd (“Mingxiang”), won the auction for the purchase of the 40-year use right of a land in Shishi City, Fujian.  Mingxiang executed an Auction Confirmation Letter regarding this purchase, which was confirmed by the company that conducted the auction. Covering an area of 8,691.4 square meters, the land is located next to the fishing port and the Registrant’s processing facilities in Shishi City.  The fishing port in Shishi is one of the five largest fishing ports in the PRC. The purchase price for the land use right is RMB 15.55 million ($2.28 million), of which 50% ($1.14 million) will be paid within 20 days and the balance ($1.14 million) within 60 days.

The Registrant plans to build cold storage facilities on the land with a capacity of approximately 20,000 tons, to take advantage of its proximity to the port where the Registrant obtains fresh seafood catch to be processed into seafood products. The Registrant intends to finance the total estimated $20 million in land use right and construction costs from funds generated by operations and expects to complete the construction in late 2010.  Closing of the acquisition is subject to execution of a formal agreement with the local land and resources department, which agreement is expected to be executed in 60 days.

A copy of Executed Auction Confirmation Letter and its English translation are attached hereto as Exhibit 8.01.

Exhibit No.	Description
8.01	Executed Auction Confirmation Letter dated November 6, 2009 By Shishi Huabao Mingxiang Foods Co., Ltd and Fujian Jiafu Auction Firm Limited Liability Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA MARINE FOOD GROUP LIMITED

	By:	/s/ Pengfei Liu
Dated: November 10, 2009		Pengfei Liu, Chief Executive Officer